EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 to Form S-3, No. 333-122149) and related Prospectus of Seagate Technology for the registration of 50,000,987 shares of its common stock and to the incorporation by reference therein of our reports dated August 1, 2005, with respect to the consolidated financial statements of Seagate Technology, Seagate Technology management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Seagate Technology, included in its Annual Report (Form 10-K) for the year ended July 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 5, 2005